EXHIBIT (A)(30)













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                          ATTENTION ENDESA SHAREHOLDERS
                          -----------------------------


Due to the forthcoming Shareholder Extraordinary Meeting to be held on April 8th, a proxy letter with Duke Energy information has been sent to shareholders of EMPRESA NACIONAL DE ELECTRICIDAD S.A.

If you have not received this information, call or visit us from Monday to Friday, from 9:00 to 18:00 hours in:

Santo Domingo 1141, Piso 5, Santiago
Fono:  671-0910

Luis Thayer Ojeda 0130, Of. 311, Providencia
Fono. 365-1747

Your support to the reform of the bylaws of the company will allow the increase of the limit of the concentration of the shareholder property of Endesa, giving you the possibility to conveniently sell your stocks in the Offer to Purchase Shares formulated by Duke Energy International.

If you need additional information about our company, visit us in www.duke-energy.com. Information in Spanish about our offer to purchase shares of Endesa can be located in www.duke-energy.com/soamer.


DUKE ENERGY INTERNATIONAL (LOGO)
A DUKE ENERGY COMPANY




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